Ajo Capital 667 Park Lane Cedarhurst, NY 11516 (917) 405-5966 (cell) ajocapital@gmail.com

December 31, 2009

Mr. Jesse De Castro Green Star Alternative Energy Corporation 1660 Hotel Circle North Suite 207 San Diego, CA 92108

Re: Green Star Alternative Energy Corporation Fee Agreement

Dear Mr. Castro:

This letter (the "Agreement") is intended to set forth our understanding relating to a Consulting Agreement between Green Star Alternative Energy Corporation ("GSAE" and "You") and Ajo Capital ("Ajo", "Company" and "Us"). You have indicated that you would like Ajo to consult to GSAE regarding a potential joint venture or acquisition that is subject to the terms of this Agreement.

     1.  In the event that GSAE completes the contemplated transaction ("Transaction") with any company introduced to GSAE by Ajo ("Target Company"), then Ajo shall be entitled to a Consulting Fee ("Fee") equal to 350,000 free trading shares of GSAE common stock in accordance with the requirements of Form S-8 of the Securities Act of 1933. The Fee shall be paid to Ajo within three days after a definitive agreement is signed with a Target Company. In the event the Transaction is completed prior to March 1, 2010 and GSAE does not deliver the 350,000 free trading shares to Ajo by March 1, 2010, then Ajo will be entitled to an additional 350,000 free trading shares (for a total of 700,OOO free trading shares.) Notwithstanding the above, Ajo agrees that prior to receipt of any of said shares, it shall cooperate and deliver to GSAE such documents as GSAE shall reasonably request from Ajo to ensure compliance with the Securities Act of 1933 and any applicable state securities laws.

     2.  Each party agrees that, for a period of two (2) years following the signing of this letter, it will not, directly or indirectly, interfere with, circumvent or attempt to circumvent, compete with, avoid, by-pass or obviate the interest of the other party, its successors and assigns. Each party also agrees that will not make use of a third party to circumvent this clause. Further, the parties agree to refrain from contacting or otherwise negotiating business with any third parties whose relationship with the disclosing party has been made known to the receiving party by the disclosing party, unless written permission has been obtained from the disclosing party to do so.

     3.  Ajo shall at all times be an independent contractor under this letter agreement, rather than a co-venturer, agent, employee or representative of GSAE or its principals, and no act, action or omission to act by you or any of your employees, agents, or representatives shall in any way obligate or be binding upon Ajo, its affiliates or their principals, agents, and representatives. Ajo is in no way acting as an agent nor shall we in any way participate in the solicitation of clients or sell securities.

     4.  This letter agreement may be terminated by either party upon thirty days prior written notice to the other. Notwithstanding any termination, Section 2 shall remain in effect and GSAE will be responsible for the Consulting Fee, as outlined in Section 1 above, should the Transaction consummate within one (1) year of termination by either party.

5. This Agreement shall be governed by the laws of the State of New York governing contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

If the foregoing is in accord with your understanding of our agreement, please sign in the space provided and return it to Ajo. whereupon it shall constitute our binding Agreement effective on the date it is signed by both parties.

Very truly yours, Ajo Capital
By: /s/ Dror Tepper Dror Tepper President
Date: January 14, 2010

Accepted and Agreed to: Green Star Alternative Energy Corporation
By: /s/ Jesse De Castro Jesse De Castro CFO
Date: January 14, 2010